SIXTEENTH MODIFICATION OF OFFICE LEASE
THIS SIXTEENTH MODIFICATION OF OFFICE LEASE (this “Sixteenth Modification”) is entered into as of the 5th day of July, 2018 (the “Effective Date”), by and between CRESCENT TC INVESTORS, L.P., a Delaware limited partnership (“Landlord”), and WESTWOOD MANAGEMENT CORP., a New York corporation (“Tenant”).
RECITALS:
A.    The Crescent, a Texas joint venture, predecessor-in-interest to Landlord, and Tenant executed that certain Office Lease, dated April 9, 1990 (the “Original Lease”), covering certain space therein designated as Suite 1110, containing approximately 1,621 rentable square feet (the “Original Premises”), situated on the eleventh floor of 300 Crescent Court which is part of an office building commonly known as The Crescent®, located at 100, 200 and 300 Crescent Court, Dallas, Texas (the “Office Building”).
B.    The Original Lease has been amended by (i) that certain First Modification of Office Lease dated September 11, 1991 (the “First Modification”), pursuant to which the Original Premises were expanded to include an additional 1,783 rentable square feet to consist of a total of 3,404 rentable square feet; (ii) that certain Second Modification of Office Lease dated September 27, 1991 (the “Second Modification”), pursuant to which an error in the amount of the monthly installments of Basic Rental was corrected; (iii) that certain Third Modification of Office Lease dated October 5, 1994 (the “Third Modification”), pursuant to which Tenant relocated to Suite 1320, containing approximately 5,322 rentable square feet located in 300 Crescent Court, Dallas, Texas (hereinafter referred to as the “New Premises”); (iv) that certain Letter Agreement dated June 15, 1995 (the “Letter Agreement”), pursuant to which the term of the Original Lease was extended for an additional five (5) years, through and including March 31, 2000; (v) that certain Fourth Modification of Office Lease dated April 26, 1996 (the “Fourth Modification”), pursuant to which the New Premises were expanded to include an additional 2,691 rentable square feet located at 200 Crescent Court, Dallas, Texas (the “First Expansion Space”) and an additional 1,770 rentable square feet located in 300 Crescent Court, Dallas, Texas (the “Second Expansion Space”), and the term of the Original Lease was extended through June 30, 2001; (vi) that certain Fifth Modification of Office Lease dated May 30, 1996 (the “Fifth Modification”), pursuant to which the New Premises were expanded to include an additional 167 rentable square feet located at 200 Crescent Court, Dallas, Texas (the “Third Expansion Space”); (vii) that certain Sixth Modification of Office Lease dated September 18, 1997 (the “Sixth Modification”), pursuant to which the New Premises were expanded to include an additional 1,038 rentable square feet located at 200 Crescent Court, Dallas, Texas (the “Fourth Expansion Space”); (viii) that certain Seventh Modification of Office Lease dated June 24, 1998 (the “Seventh Modification”), pursuant to which the New Premises were reduced by approximately 3,896 rentable square feet of space located at 200 Crescent Court, Dallas, Texas (the “Released Space”) and expanded to include an additional 5,818 rentable square feet located on the thirteenth floor of 200 and 300 Crescent Court, Dallas, Texas (the “Fifth Expansion Space”); (ix) that certain Eighth Modification of Office Lease dated September 21, 1998 (the “Eighth Modification”), pursuant to which the New Premises were expanded to include an additional 665 rentable square feet located on the thirteenth floor of 200 Crescent Court, Dallas, Texas (the “Sixth Expansion

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Space”); (x) that certain Ninth Modification of Office Lease dated November 25, 2003 (the “Ninth Modification”), pursuant to which the Lease Term was extended and the New Premises, together with the First Expansion Space, the Second Expansion Space, the Third Expansion Space, the Fourth Expansion Space, the Fifth Expansion Space and the Sixth Expansion Space, and as reduced by the Released Space, were substituted with approximately 22,002 rentable square feet located on the 12th floor of 200 Crescent Court (the “Relocated Premises”); (xi) that certain Tenth Modification of Office Lease dated February 24, 2004 (the “Tenth Modification”), pursuant to which the Relocated Premises were redefined to contain 21,587 rentable square feet of space; (xii) that certain Eleventh Modification of Office Lease dated December 9, 2010 (the “Eleventh Modification”), pursuant to which the Lease Term was extended and the Relocated Premises were expanded to include Suite 1300, containing approximately 3,968 rentable square feet, located on the 13th floor of 200 Crescent Court (the “Seventh Expansion Space”); (xiii) that certain Twelfth Modification of Office Lease dated August 17, 2012 (the “Twelfth Modification”), pursuant to which the Relocated Premises were expanded to include additional space located on the 13th floor of 200 Crescent Court containing approximately 2,683 rentable square feet (the “Eighth Expansion Space”); (xiv) that certain Thirteenth Modification of Office Lease dated October 9, 2014 (the “Thirteenth Modification”), pursuant to which the Relocated Premises were expanded to include additional space located on the 13th floor of 200 Crescent Court containing approximately 1,210 rentable square feet (the “Ninth Expansion Space”); (xv) that certain Fourteenth Modification of Office Lease dated February 5, 2015 (the “Fourteenth Modification”), pursuant to which the Relocated Premises were expanded to include additional space located on the 4th floor of 200 Crescent Court containing approximately 4,747 rentable square feet (the “Tenth Expansion Space”); and (xvi) that certain Fifteenth Modification of Office Lease dated June 30, 2015 (the “Fifteenth Modification”), pursuant to which the Lease Term was extended, the Relocated Premises were expanded to include additional space located on the 12th floor of 100 Crescent Court containing approximately 17,376 rentable square feet (the “Eleventh Expansion Space”) and the Seventh Expansion Space, Eighth Expansion Space, Ninth Expansion Space and Tenth Expansion Space were released by Tenant.
C.    The Original Lease, as modified by the First Modification, the Second Modification, the Third Modification, the Letter Agreement, the Fourth Modification, the Fifth Modification, the Sixth Modification, the Seventh Modification, the Eighth Modification, the Ninth Modification, the Tenth Modification, the Eleventh Modification, the Twelfth Modification, the Thirteenth Modification, the Fourteenth Modification and the Fifteenth Modification, is hereinafter referred to as the “Lease”. The Relocated Premises, together with the Eleventh Expansion Space, collectively containing approximately 38,963 rentable square feet, are hereinafter referred to as the “Current Premises”. Unless otherwise expressly provided herein, capitalized terms used herein shall have the same meanings as designated in the Lease.
D.    Landlord and Tenant desire to further amend and modify the Lease in certain respects as provided herein.

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AGREEMENT:
In consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and in the Lease, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby further amend and modify the Lease as follows:
1.    Premises. Effective as of September 1, 2018, the Lease is hereby modified and amended to include approximately 4,745 rentable square feet, located on the 12th floor of 100 Crescent Court as shown on Exhibit A attached hereto (the “Twelfth Expansion Space”). If Landlord is delayed in delivering possession of the Twelfth Expansion Space due to any reason, including Landlord’s failure to Substantially Complete the Landlord Work by September 1, 2018, or for any other reason, such delay shall not be a default by Landlord, render this Sixteenth Modification void or voidable, or otherwise render Landlord liable for damages. Notwithstanding anything to the contrary contained in the foregoing, if Landlord has not delivered the Twelfth Expansion Space on or before December 1, 2018 with the Landlord Work Substantially Complete, subject to Tenant Delay, then Tenant shall, as its sole remedy, receive a credit against the Basic Rental and Additional Rental next due and owing after December 1, 2018, in an amount equal to the number of days of delay in Landlord’s delivery of the Twelfth Expansion Space between the period commencing December 1, 2018 and continuing through the date Landlord delivers the Twelfth Expansion Space with the Landlord Work Substantially Complete. Tenant hereby acknowledges and agrees that the Twelfth Expansion Space is leased by Tenant subject to all terms and conditions of the Lease, as modified by this Sixteenth Modification. From and after September 1, 2018, the term “Premises” wherever used in the Lease or in this Sixteenth Modification shall mean the Current Premises together with the Twelfth Expansion Space, collectively containing 43,708 rentable square feet.
2.    Basic Rental for Twelfth Expansion Space. Effective as of September 1, 2018, the Basic Rental due and payable for the Twelfth Expansion Space shall be in the following amounts:

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Lease Months	Annual Basic Rental Rate Per Rentable Square Foot	Monthly Basic Rental Installment
9/1/2018 – 11/30/2018	$0	$0
12/1/2018 – 11/30/2019	$36.00	$14,235.00
12/1/2019 – 11/30/2020	$37.08	$14,662.05
12/1/2020 – 11/30/2021	$38.19	$15,100.96
12/1/2021 – 11/30/2022	$39.34	$15,555.69
12/1/2022 – 11/30/2023	$40.52	$16,022.28
12/1/2023 – 11/30/2024	$41.74	$16,504.69
12/1/2024 – 12/31/2025	$42.99	$16,998.96

Rent for the Twelfth Expansion Space shall be paid in addition to Rent for the Current Premises, and all Rent shall be payable in accordance with the terms and provisions of the Lease, as modified by this Sixteenth Modification.
3.    Tenant’s Proportionate Share. Effective as of September 1, 2018, Tenant’s proportionate share shall be adjusted to include the Twelfth Expansion Space.
4.    Actual Operating Expenses. The Basic Rental rates in Paragraph 2 above have been determined on a “net” lease basis. Accordingly, effective as of September 1, 2018, Tenant shall pay Tenant’s proportionate share of Actual Operating Expenses with respect to the Twelfth Expansion Space, without adjustment for a base year or expense stop. Notwithstanding anything to the contrary contained in the foregoing, provided no uncured event of default exists under the Lease beyond applicable notice and cure periods, Landlord agrees to abate Tenant’s proportionate share of Actual Operating Expenses (but not the electrical costs described in Paragraph 7(b) of the Lease) due with respect to the Twelfth Expansion Space for the period commencing September 1, 2018 and continuing through November 30, 2018.
5.    Condition of Twelfth Expansion Space. TENANT ACCEPTS THE TWELFTH EXPANSION SPACE IN ITS CURRENT “AS IS” CONDITION AND CONFIGURATION, AND ACKNOWLEDGES THAT LANDLORD MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT THERETO, NOR IS TENANT RELYING ON ANY REPRESENTATIONS OR WARRANTIES PURPORTEDLY MADE BY LANDLORD OR LANDLORD’S AGENTS AND EMPLOYEES. However, Landlord agrees to cause leasehold improvements to be constructed in the Twelfth Expansion Space pursuant to the Work Letter attached hereto as Exhibit B, which shall be executed by Landlord, Tenant, and Landlord’s construction manager, Crescent Property Services, LLC.
6.    Parking. Effective as of September 1, 2018, Tenant shall have the right to lease up to 14 additional unreserved parking spaces in the Parking Facilities in accordance the Parking Agreement attached to the Ninth Modification as Rider No. 3, as modified by the Eleventh Modification, the Twelfth Modification, the Thirteenth Modification, the Fourteenth Modification

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and the Fifteenth Modification. The rates payable for any unreserved and reserved parking spaces leased by Tenant shall be as set forth in Paragraph 11 of the Eleventh Modification.
7.    Right of First Refusal. Tenant’s right of first refusal pursuant to Rider No. 1 attached to the Fifteenth Modification is hereby deleted in its entirety.
8.    Sublease. Notwithstanding any provision contained in the Lease to the contrary, (a) Landlord hereby consents to the sublease by Tenant of up to 50% of the Twelfth Expansion Space to Justin State Bank, and (b) such sublease shall not cause a termination of or otherwise affect or limit any of Tenant’s rights or options pursuant to the Lease, as modified by this Sixteenth Modification.
9.    Broker. Tenant represents and warrants that no broker or agent has represented Tenant in connection with this Sixteenth Modification, other than Jones Lang LaSalle Brokerage, Inc. (“JLL”), whose commission shall be paid by Landlord in accordance with a separate agreement between Landlord and JLL. Each party shall indemnify and defend the other party against any Claims for real estate commissions or fees in connection with this Sixteenth Modification made by any party claiming through the indemnifying party (except that Landlord shall be responsible for paying the commission becoming due to JLL as provided in the preceding sentence). The foregoing indemnification obligation of each indemnifying party shall include indemnification of any affiliates or subsidiaries of the foregoing, and all of their respective officers, directors, employees, shareholders, members, partners, agents and contractors (and, in the case of Landlord as the indemnified party, shall include Landlord’s mortgagees and the manager of the Office Building).
10.    ERISA Representation. Tenant represents that (i) neither Tenant nor any entity controlling or controlled by Tenant owns a ten percent (10%) or more interest (within the meaning of Prohibited Transaction Class Exemption 84-14) in JPMorgan Chase Bank, N.A. (“JPMorgan”) or any of JPMorgan’s affiliates, and (ii) neither JPMorgan, nor any of its affiliates, owns a ten percent (10%) or more interest in Tenant or any entity controlling or controlled by Tenant.
11.    Time of the Essence. Time is of the essence with respect to Tenant’s execution and delivery of this Sixteenth Modification to Landlord. If Tenant fails to execute and deliver a signed copy of this Sixteenth Modification to Landlord by 5:00 p.m. (Dallas, Texas time), on July 6, 2018, it shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord’s acceptance, execution and return of this document shall constitute Landlord’s agreement to waive Tenant’s failure to meet the foregoing deadline.
12.    Miscellaneous. This Sixteenth Modification shall become effective only upon full execution and delivery of this Sixteenth Modification by Landlord and Tenant. This Sixteenth Modification contains the parties’ entire agreement regarding the subject matter covered by this Sixteenth Modification, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Sixteenth Modification. Except as modified by this Sixteenth Modification, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Sixteenth Modification, shall be binding upon and shall inure to the benefit of the parties

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hereto, their successors and permitted assigns. In case of a conflict between the Lease and this Sixteenth Modification, the terms of this Sixteenth Modification shall control.
13.    Ratification. Landlord and Tenant hereby ratify and confirm their respective obligations under the Lease and each party represents and warrants to the other that to its current actual knowledge, it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and full force and effect, and (b) to its current actual knowledge, Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto. Landlord confirms that, to its current actual knowledge, Tenant is not in default under the Lease.
[Remainder of page intentionally left blank; signatures on following page]

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EXECUTED as of the day and year first above written.

LANDLORD:
CRESCENT TC INVESTORS, L.P.,
a Delaware limited partnership

By:	Crescent TCI GP, LLC,
a Delaware limited liability company,
its general partner
By: /s/ Dianna Russo
Name: Dianna Russo
Title: President

TENANT:
WESTWOOD MANAGEMENT CORP.,
a New York corporation

By: /s/ Brian O. Casey
Name: Brian O. Casey
Title: President and CEO

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EXHIBIT A
OUTLINE AND LOCATION OF TWELFTH EXPANSION SPACE

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EXHIBIT B
WORK LETTER
This Work Letter is attached as an Exhibit to an Sixteenth Modification of Office Lease (the “Sixteenth Modification”) between CRESCENT TC INVESTORS, L.P., as Landlord, and WESTWOOD MANAGEMENT CORP., as Tenant. Unless otherwise specified, all capitalized terms used in this Work Letter shall have the same meanings as in the Lease (as defined in the Sixteenth Modification), as modified by the Sixteenth Modification. In the event of any conflict between the Lease, as modified by the Sixteenth Modification, and this Work Letter, the latter shall control. Pursuant to the terms of the Property Management Agreement executed by Landlord and Crescent Property Services, LLC (“CPS”), CPS has agreed to perform certain obligations as Landlord’s agent and on Landlord’s behalf, including the obligations set forth below. The term “Premises” as used in this Work Letter, shall mean the Current Premises together with the Twelfth Expansion Space.
1.    Approved Construction Documents.
(A)    Tenant’s Information. Within twenty (20) Business Days after the Effective Date of this Sixteenth Modification, Tenant shall submit to CPS (i) the name of a representative of Tenant who has been designated as the person responsible for receiving all information from and delivering all information to CPS relating to the construction of the Landlord Work (as defined below), and (ii) preliminary space plans (the “Space Plans”), prepared by an architect approved by Landlord, providing a preliminary, conceptual layout and description of the Tenant’s partitions. Landlord hereby approves of Corgan and DLR Group/Staffelbach as architects to prepare the Space Plans and Construction Documents (defined below).
(B)    Construction Documents. No later than sixty (60) Business Days after the date CPS approves of the Space Plans, Tenant shall submit to CPS complete, finished and detailed architectural, mechanical, electrical and plumbing drawings and specifications for the Twelfth Expansion Space to include Tenant’s partition and furniture layout, reflected ceiling, telephone and electrical outlets and equipment rooms, doors (including hardware and keying schedule), glass partitions, windows (if any), critical dimensions, structural loading requirements, millwork, finish schedules, air conditioning and heating systems, ductwork and electrical facilities, together with all supporting information and delivery schedules (the “Construction Documents”). The Construction Documents shall be prepared by architects and/or engineers selected by Tenant and approved by Landlord in writing in advance, which approval shall not be unreasonably withheld, conditioned or delayed. The Construction Documents shall comply with Laws and shall be presented in a format reasonably acceptable to CPS for filing with the appropriate governmental authorities for required permits and licenses.
(B)    CPS’s Approval. Within ten (10) Business Days following receipt of Tenant’s Space Plans and within ten (10) Business Days following receipt of the Construction Documents, CPS (or its designated architectural and/or engineering firm) shall approve or disapprove such documents in writing. CPS’s approval shall not be unreasonably withheld. In the event CPS fails to respond with its approval or disapproval within such ten (10) Business Day period, Tenant may deliver to

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CPS a second written request for approval, which request shall state in bold, conspicuous and all capital letters “CPS’S RESPONSE IS REQUIRED WITHIN 5 BUSINESS DAYS OR PLANS WILL BE DEEMED APPROVED”. In the event CPS fails to respond to such notice within five (5) Business Days after CPS’s receipt of such second request, the applicable plans and specifications shall be deemed approved. If CPS disapproves, CPS shall provide Tenant in writing specific reasons for such disapproval. Tenant shall submit corrected Construction Documents within ten (10) days of receipt of CPS’s disapproval notice. CPS shall approve or disapprove the corrected Construction Documents within five (5) additional days from receipt thereof. Upon CPS’s approval or deemed approval, the Construction Documents shall become the “Approved Construction Documents”.
2.    Competitive Bids. CPS and Tenant shall mutually select and approve a maximum of five (5) but not less than three (3) general contractors who will provide competitive lump sum bids for the Landlord’s Work according to the Approved Construction Documents. Only subcontractors from Landlord’s approved subcontractor list shall be allowed to work on the mechanical, electrical and plumbing components of the Building; provided however, Landlord’s approved subcontractor list shall include not less than three (3) subcontractors in each of the mechanical, electrical, and plumbing trades. Only Landlord’s designated subcontractor for fire alarm components shall be allowed to work on the same. Tenant shall have the right, but not the obligation, to be involved in the bid process with all rights of CPS including selection of the bidders, bid receipt and review, and all bid and award processes including, but not limited to, contractor interviews, preparation of bid invitation, receipt and qualification of bids, and selection of the low qualified bidder. CPS shall enter into a contract with the mutually selected low qualified bidder on Landlord’s standard form of contract. Landlord hereby approves of Balfour Beatty Construction, Pacific Builders, Inc., K2 Construction, Inc. and James R. Thompson, Inc. as general contractors; provided, however, any general contractor from Landlord’s approved list of contractors for the Building will be acceptable for the Landlord Work.
3.    Landlord’s Contributions. Landlord will provide a construction allowance equal to (a) the product of $50.00, multiplied by the number of rentable square feet in the Twelfth Expansion Space, which equals $237,250.00 (the “Construction Allowance”), toward the cost of constructing the Landlord Work. The Construction Allowance shall be available for use upon the full execution of this Sixteenth Modification. Payments shall be made directly to Landlord’s and Tenant’s contractors and consultants performing the Landlord Work. The Construction Allowance shall first be distributed to fund the Construction Supervisory Fee (as set forth in Paragraph 5(B) below), then to the cost of the Landlord Work and any Change Order thereto. The cost of the following shall be included in the cost of the Landlord Work and may be paid out of the Construction Allowance, to the extent sufficient funds are available for such purpose: (a) all space planning, design, consulting or review services and construction drawings related to the Landlord Work, (b) extension of electrical wiring from Landlord’s designated location(s) to the Twelfth Expansion Space, (c) purchasing and installing all building equipment for the Twelfth Expansion Space (including any submeters and other above building standard electrical equipment approved by CPS), (d) required metering, re-circuiting or re-wiring for metering, equipment rental, engineering design services, consulting services, studies, and construction services, (e) materials and labor incurred in connection with the performance of the Landlord Work, (f) telecommunications and data cabling, (g) moving expenses, (h) staging and temporary facilities, (i) security systems, (j) audio-visual systems, (k) construction

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supervisory fees as provided in Paragraph 5(b) hereof, (l) communications and data cabling, (m) Tenant’s legal fees in negotiating this Sixteenth Modification, and (n) purchasing and installing workstations, furniture, fixtures and other equipment for the Twelfth Expansion Space to the extent sufficient funds are available, by reimbursement to Tenant for such actual third party costs within 30 days after receipt of an invoice therefor; provided, however, if Tenant so requests, Landlord shall pay such amounts directly to Tenant’s vendors within 30 days after Tenant has provided Landlord an invoice addressed to Landlord from such vendor together with evidence of Tenant’s approval thereof and other necessary documentation to reasonably establish the amount owed to the such vendor. Costs to Tenant or applied to the Construction Allowance shall exclude, (i) bonding, (ii) work or change orders not approved in advance by Tenant, (iii) overtime or accelerated work schedules that are not approved in advance by Tenant, (iv) Landlord’s Requirements, and (v) construction supervisory or management fees other than as provided in Paragraph 5(b) hereof. In addition, and provided that there are sufficient funds available in the Construction Allowance after completion of the Landlord Work as provided herein, Tenant may utilize the remaining portion of the Construction Allowance toward a credit against Basic Rental (the “Rent Credit”) in an amount up to a maximum amount of $2.00 per rentable square foot in the Twelfth Expansion Space per year. Subject to the foregoing regarding the Rent Credit (which right to utilize the Rent Credit shall extend beyond the end of the twelfth (12th) month following the Effective Date of this Sixteenth Modification), if the Construction Allowance made available to Tenant under this Work Letter is not utilized for its intended purpose within twelve (12) months of the Effective Date of this Sixteenth Modification solely as a result of Tenant Delay, then any then-remaining balance thereof shall be forfeited with no further obligation on the part of Landlord. In no event shall the Construction Allowance be used to fund Landlord’s Requirements set forth in Paragraph 7.
4.    Construction.
(A)    General Terms. Subject to the terms of this Work Letter, CPS agrees to cause leasehold improvements to be constructed in the Twelfth Expansion Space (the “Landlord Work”) in a good and workmanlike manner in accordance with the Approved Construction Documents. CPS shall (i) provide as-built drawings of the Twelfth Expansion Space and accurate Building structure and systems information required for preparation of the Construction Documents, and (ii) construct, or by contractors it engages as mutually approved by Landlord and Tenant, cause to be constructed the Landlord Work and all work required in connection therewith, substantially in accordance with the Approved Construction Plans. Services to be mutually provided by CPS and Tenant’s Representative will include: (1) preparing budgets and advising Tenant on costs and building conditions affecting cost and schedule, (2) CPS shall review Tenant’s plans and specifications for comment and approval by CPS, (3) arrange for and attend contractor pre-construction interviews for selection of bidders, (4) in collaboration with Tenant’s Representative, receive/analyze/summarize contractors bids/proposals and provide recommendations, (5) advise on cost and time saving adjustments to meet budget and schedule objectives, (6) attend and arrange for documenting weekly progress meetings during construction, (7) coordinate Building access and operations with that of the Landlord Work and Tenant’s work, (8) provide regular construction cost updates (construction cost summaries and accounting against the Construction Allowance) to Tenant including submitting and processing Change Orders to Tenant for approval, (9) arrange for preparation of schedules including updates, and (10) arrange for the delivery of close-out

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documentation including as-builts, certificate of occupancy, operation and maintenance manuals, warranties, final waivers and release of liens.
Tenant acknowledges that neither Landlord nor CPS is an architect or engineer, and that the Landlord Work will be designed and performed by independent architects, engineers and contractors. Accordingly, Landlord and CPS do not guarantee or warrant that the Approved Construction Documents will comply with Laws or be free from errors or omissions, or that the Landlord Work will be free from defects, and neither Landlord nor CPS will have any liability therefor. However, Landlord will warrant the construction and installation of the Landlord Work for a period of 12 months after the date such Landlord Work is Substantially Complete on the same basis under which Landlord requires its contractors and architects to warrant such work. In addition, CPS’s approval of the Construction Documents or the Landlord Work shall not be interpreted to waive or otherwise modify the terms and provisions of the Lease. Except with respect to the economic terms set forth in Paragraph 3 of this Work Letter, the terms and provisions contained in this Work Letter shall survive the completion of the Landlord Work and shall govern in all applicable circumstances arising under the Lease throughout the term of the Lease, including the construction of future improvements in the Premises. Tenant acknowledges that the Approved Construction Documents must comply with (i) the definitions used by CPS for the electrical terms used in this Work Letter, (ii) the electrical and HVAC design capacities of the Building, (iii) Landlord’s policies concerning communications and fire alarm services, provided that the policies concerning communications do not limit competitive bidding to multiple subcontractors, and (iv) Landlord’s policies concerning Tenant’s electrical design parameters, including harmonic distortion. Upon Tenant’s request, CPS will provide Tenant a written statement outlining items (i) through (iv) above.
Tenant shall have broad design and construction rights in connection with the construction of the Twelfth Expansion Space, subject at all times to Tenant's compliance with Building Rules and Regulations, including, without limitation, all construction rules and regulations and subject to Landlord’s approval, which approval shall not be unreasonably denied, conditioned, or delayed. Such construction rights shall include, but shall not be limited to, the following: (i) the use of existing, or the installation of new, communication conduit within and between the floors; provided, however, installation of any additional conduit for Tenant's use will be at Tenant's sole cost and expense or funded from the Construction Allowance. Tenant shall have unrestricted access to its pro rata share of the Building telecom risers and pathways (horizontal and vertical), conduits and cabling. Landlord shall not restrict Tenant from (i) access to the current eight (8) communication carriers serving the Building nor shall Landlord charge any fees for carriers access to the Building or the Building risers and pathways that exceeds the normal and customary fees currently being charged (a list of the carriers and a description of the risers and equipment space of such carriers is available from Landlord at Tenant’s request); (ii) purchasing and installing Tenant's own cosmetic/decorative materials, including, but not limited to, floor coverings, paint and wall coverings; (iii) performing core drilling outside the Building’s normal business hours, (iv) adding structural support, as designed by a structural engineer in order to increase floor loading; (v) subject to Landlord's review and prior approval, installation of Tenant's own security card system for access to the Twelfth Expansion Space from the Building lobbies (in this regard, Landlord shall permit Tenant, at Tenant's sole cost and expense, to link its security system to the Building's security system to the extent compatible therewith); (vi) with the exception of core drilling and offensive noise or odor generating

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activities, construction of the Landlord Work and that of Tenant’s contractors during the Building’s normal business hours; (vii) access to the Building loading dock and vertical transportation 24/7 at no additional cost, and (viii) reasonable access to floors contiguous to the Twelfth Expansion Space for the purpose of installing the Landlord Work and that of Tenant’s contractors.

(B)    ADA Compliance. Landlord shall, as an Actual Operating Expense, be responsible for ADA (and any applicable state accessibility standard) compliance for the core areas of the Building (including elevators, Common Areas, and service areas), the Project’s parking facilities and all points of access into the Project. Tenant shall, at its expense, be responsible for ADA (and any applicable state accessibility standard) compliance in the Premises, including restrooms on any floor now or hereafter leased or occupied in its entirety by Tenant, its Affiliates or transferees. Neither Landlord nor CPS shall be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents comply with ADA requirements, including submission of the Approved Construction Documents for review by appropriate state agencies. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant.
(C)    Substantial Completion. The Landlord Work shall be deemed to be “Substantially Complete” with respect to the Twelfth Expansion Space on the date that (i) all Landlord Work with respect to the Twelfth Expansion Space (other than any details of construction, mechanical adjustment or any other similar matter, the noncompletion of which does not materially interfere with Tenant’s use or occupancy of the Twelfth Expansion Space) has been performed in accordance with the Approved Construction Documents (as modified by any Change Order approved in writing by Landlord and Tenant), (ii) CPS has obtained all required final inspection approvals and/or necessary certificates allowing occupancy from all applicable authorities, (iii) all Building systems and equipment and that of the Landlord Work are fully tested and operational; and (iv) Tenant has had access to the Twelfth Expansion Space to install furniture, fixtures and equipment for a period of ten (10) Business Days. Prior to the Twelfth Expansion Space (or any portion thereof) being delivered to Tenant, a representative of Landlord and a representative of Tenant shall walk through the Twelfth Expansion Space (or such portion thereof) and jointly prepare a list of minor items which, in the mutual opinion of Landlord and Tenant, have not been fully completed or which require repair (the “Punch List Items”). Landlord shall cause its contractor to complete or repair the Punch List Items within 30 days after the date of the “walk-through”. Tenant shall not be entitled to any abatement of any rental obligations as pertains to the Twelfth Expansion Space pending completion of the Punch List Items. In the event that Tenant takes possession of any portion of the Twelfth Expansion Space following the construction of Landlord Work in such portion of the Twelfth Expansion Space in the absence of having created a punch list, Tenant will be deemed to have waived its right to create a punch list with respect to such portion of the Twelfth Expansion Space and shall be deemed to have accepted such portion of the Twelfth Expansion Space in its "AS IS" condition; provided, that Tenant will not be deemed to have waived any of Landlord’s warranty or repair obligations under the Lease. Time is of the essence in connection with the obligations of CPS and Tenant under this Work Letter. Except as provided in Paragraph 1 of the Sixteenth Modification, neither Landlord nor CPS shall be liable or responsible for any claims incurred (or alleged) by Tenant due to any delay in achieving Substantial Completion for any reason. Tenant’s sole and exclusive remedy for any delay in achieving Substantial Completion for any reason other

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than Tenant Delay (defined below) shall be as provided in Paragraph 1 of the Sixteenth Modification. “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays the Substantial Completion of the Landlord Work, including: (i) Tenant’s failure to furnish information or approvals within any time period specified in this Lease, including the failure to prepare or approve preliminary or final plans by any applicable due date; (ii) Tenant’s selection of long-lead equipment or materials; (iii) changes requested or made by Tenant to previously approved plans and specifications; or (iv) performance of work in the Twelfth Expansion Space by Tenant or Tenant’s contractor(s) that creates an actual delay in the performance of the Landlord Work. CPS shall diligently pursue the completion of the Landlord Work and Landlord’s Requirements.
5.    Costs.
(A)    Change Orders and Cost Overruns. CPS’s and Tenant’s written approval is required in advance of all changes to, and deviations from, the Approved Construction Documents (each, a “Change Order”), including any (i) omission, removal, alteration or other modification of any portion of the Landlord Work, (ii) additional architectural or engineering services, (iii) changes to materials, whether building standard materials, specially ordered materials, or specially fabricated materials, or (iv) cancellation or modification of supply or fabrication orders. Except as otherwise expressly provided in this Work Letter, all costs of the Landlord Work in excess of the Construction Allowance including Change Orders requested by Tenant and approved by CPS which increase the cost of the Landlord Work (collectively, “Cost Overruns”) shall be paid by Tenant to Landlord within 10 days of receipt of Landlord’s invoice. In addition, at either Landlord’s or CPS’s election, Tenant shall prepay any projected Cost Overruns within 10 days of receipt of Landlord’s invoice for same (subject to reconciliation between the parties, in case of any underpayment or overpayment by Tenant, once the actual total costs of construction are determined). CPS may stop or decline to commence all or any portion of the Landlord Work until such payment (or prepayment) of Cost Overruns is received. Tenant’s failure to pay, when due, any Cost Overruns or the cost of any Change Order shall constitute an event of default under the Lease, as modified by the Sixteenth Modification, subject to applicable notice and cure periods.
(B)    Construction Supervisory Fee. Within 10 days following the date of invoice, Tenant shall, for supervision and administration of the construction and installation of the Landlord Work depicted in the Approved Construction Documents plus any approved Change Orders related thereto, pay Landlord a construction supervisory fee equal to 2% of the hard construction costs of the Landlord Work, as defined by the contract for construction with the selected general contractor. Such fee may be paid from the unused portion of the Construction Allowance (if any). Tenant’s failure to pay such construction supervisory fee when due shall constitute an event of default under the Lease, as modified by the Sixteenth Modification, subject to applicable notice and cure periods.
6.    Acceptance. By taking possession of the Twelfth Expansion Space for the purpose of conducting its business, Tenant agrees and acknowledges that (a) the Twelfth Expansion Space is usable by Tenant as intended; (b) neither Landlord nor CPS has any further obligation to perform any Landlord Work or other construction (except Punch List Items, if any agreed upon by CPS and Tenant in writing) with respect to the Twelfth Expansion Space; and (c) both the Building and the

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Twelfth Expansion Space are satisfactory in all respects. The foregoing shall not constitute a release or waiver of any of Landlord’s warranty or repair obligations under the Lease.

7.    Landlord’s Requirements. At Landlord’s sole cost and expense (and not to be paid from the Construction Allowance), Landlord shall remedy any floor slab condition in the Twelfth Expansion Space that exceeds ½ inch up or down deviation within 10 feet (“Landlord’s Requirements”). Landlord will cause the Landlord’s Requirements to be completed by August 15, 2018.

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CPS:

CRESCENT PROPERTY SERVICES, LLC,
a Delaware limited liability company

By: /s/ John L. Zogg, Jr.
Name: John L. Zogg, Jr.
Title: Managing Director

TENANT:

WESTWOOD MANAGEMENT CORP.,
a New York corporation

By: /s/ Brian O. Casey
Name: Brian O. Casey
Title: President and CEO

AGREED, ACKNOWLEDGED AND ACCEPTED
by Landlord as of the 11th day of July,
2018:

CRESCENT TC INVESTORS, L.P.,
                        a Delaware limited partnership

                        By:    Crescent TCI GP, LLC,
                            a Delaware limited liability company,
                            its general partner

                            By: /s/ Dianna Russo
                            Name: Dianna Russo
                            Title: President

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